As filed with the Securities and Exchange Commission on August 31, 2015

Registration No. 333-196182

Registration No. 333-185741

Registration No. 333-174172

Registration No. 333-144846

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196182

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-185741

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174172

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-144846

Under

The Securities Act of 1933

Polypore International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-2049334
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11430 North Community House Road, Suite 350

Charlotte, North Carolina 28277

(Address of Principal Executive Offices Including Zip Code)

Polypore International, Inc. 2007 Stock Incentive Plan

Polypore International, Inc. Deferred Savings Plan

Polypore International, Inc. 2006 Stock Option Plan

(Full Titles of the Plans)

Lynn Amos

Chief Financial Officer

Polypore International, Inc.

11430 North Community House Road, Suite 350

Charlotte, North Carolina 28277

(704) 587-8409

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company	Smaller Reporting Company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) previously filed by Polypore International, Inc. (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-196182, filed on May 22, 2014, registering 1,500,000 shares of Common Stock of the Company, $0.01 par value (“ Common Stock”), issuable under the Polypore International, Inc. 2007 Stock Incentive Plan, as amended from time to time (the “2007 Plan”).

2.	Registration Statement No. 333-185741, filed on December 28, 2012, registering $8,000,000 of general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Polypore International, Inc. Deferred Savings Plan (the “Deferred Compensation Obligations”).

3.	Registration Statement No. 333-174172, filed on May 13, 2011, registering 3,000,000 shares of Common Stock, issuable under the 2007 Plan.

4.	Registration Statement No. 333-144846, filed on July 25, 2007, registering 1,751,963 shares of Common Stock, issuable under the 2007 Plan and 2,141,602 shares of Common Stock, issuable under the Polypore International, Inc. 2006 Stock Option Plan.

On August 26, 2015, pursuant to the Asset Purchase Agreement and the Agreement and Plan of Merger, dated February 23, 2015, among the Company, 3M Company (“3M”), Asahi Kasei Corporation (“Parent”) and ESM Holdings Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”), the Company sold its Separations Media Business to 3M and, immediately thereafter, the Company merged with Merger Sub, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold or unincurred at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold or unincurred as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, Polypore International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on this 31st day of August, 2015.

POLYPORE INTERNATIONAL, INC.

By:	/s/ Lynn Amos
Lynn Amos
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Shigeki Takayama Shigeki Takayama	Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2015

/s/ Lynn Amos Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 31, 2015

/s/ Hideki Kobori Hideki Kobori	Director	August 31, 2015

/s/ Shinchiro Nei Shinichiro Nei	Director	August 31, 2015